EXHIBIT 23.3

源泰律师事务所 YUAN TAI LAW OFFICES
中国上海浦东新区浦东南路256号华夏银行大厦14楼 邮编：200120 电话：86-21-51150298 传真：86-21-51150398	14/F,Huaxia Bank Plaza,256 South Pudong Road Pu Dong New Area Shanghai 200120, P.R.China Tel: 86-21-51150298 Fax: 86-21-51150398

7 November 2023

Legal Opinion

To:	WF International Limited

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this Opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue this Legal Opinion (the “Opinion”) based on the PRC Laws (as defined below).

We have acted as the PRC legal counsel to WF International Limited, a Cayman Islands corporation ( “Company”), Sichuan Shanyou Zhiyuan Business Information Consulting Co., Ltd. (四川山友致远商务信息咨询有限公司), a PRC limited liability company wholly owned by foreign enterprises (“Sichuan Shanyou”) and Chengdu Shanyou HVAC Engineering Co., Ltd. (成都山友暖通工程有限公司), a PRC limited liability company ( “Shanyou HVAC”) (Sichuan Shanyou and Shanyou HVAC are collectively referred to as the “PRC Entities”) in connection with the offering of the Company’s ordinary shares, par value $0.000001 per share by the Company (the “Offering”) on a registration statement on Form F-1, including all amendments and supplement thereto (as amended, the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) on 7 November 2023.

In our capacity as PRC counsel to the PRC Entities and the Company, we have examined the originals and/or copies of the documents as we have considered necessary or relevant for the purpose of providing this Opinion (collectively, the “Documents”). However, we have not carried out independent investigations of PRC Entities and the Company and rely on the copies of documents and information provided by PRC Entities and the Company which PRC Entities and the Company represent are authentic, accurate and complete.

In our examination of the Documents, we have assumed, with your consent, that (a) all Documents submitted to us as copies conform to their originals and all Documents submitted to us as originals are authentic; (b) all signatures, seals and chops on such Documents are genuine; and (c) other than the PRC Entities, all parties have the requisite power and authority to enter into, and have duly executed and delivered under the laws other than those of the PRC, the Documents; (d) all facts and information stated or given in such Documents are true, correct and complete; (e) all natural persons who purport to act for and on behalf of the PRC Entities have sufficient legal capacity to enter into and perform the transactions contemplated by the relevant agreements or to carry out their respective roles in such transactions; (f) each of the Documents has been duly authorized, executed, and delivered by the parties other than the PRC Entities; and (g) in response to our due diligence inquiries, requests and investigations for the purpose of this Opinion, all the information and materials provided to us by the PRC Entities are true, accurate, complete and not misleading.

We have further assumed, with your consent, that the Company is duly incorporated, duly organized, validly existing and in good standing under the laws of the jurisdiction of its establishment.

For the purpose of this Opinion, we have also relied on factual representations and confirmations made by the PRC Entities with respect to the business conducted by them. Where we render an opinion “to our knowledge” or concerning an item “known to us”, “after due inquiry”, or this letter otherwise refers to our knowledge or awareness or matters that have come to our attention, it is intended to indicate that during the course of our representation of the PRC Entities and the Company with respect to the due diligence exercise, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys in this firm principally responsible for representing the Company and the PRC Entities in the due diligence report. Except as set forth herein, we have not undertaken any independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this Opinion should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company and the PRC Entities.

In rendering the opinions set forth in this Opinion, we may have relied (as to matters of fact but not as to legal conclusions), to the extent we deem proper, on Letter of Undertaking issued by Sichuan Shanyou and Letter of Undertaking issued by Shanyou HVAC (collectively, the “Letters of Undertaking”).

This Opinion is rendered on the basis of the PRC laws and regulations effective as of the date hereof and there is no assurance that any of such laws and regulations will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacement may be made by an order of the President of the PRC or the State Council or, in the case of administrative, regulatory and provincial laws and regulations, by the relevant administrative, regulatory or provincial bodies and may become effective immediately on promulgation.

We do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws (as defined below). Accordingly, we express and imply no opinion herein based on the laws of any jurisdiction other than the PRC.

As used in this Opinion, the term “PRC Governmental Authorization” means any necessary licenses, consents, authorizations, sanctions, permissions, approvals, registrations and certificates from, and filings with any PRC governmental agency or body or any other regulatory body, including but not limited to the Ministry of Commerce (“MOC”), and the State Administration of Foreign Exchange, the State Administration for Market Regulation or/and their local branches (collectively, “PRC Governmental Authorities”).

As used in this Opinion, the term “PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, public policies and other legislation of the PRC or any PRC Governmental Authorities, including tax laws and regulations, in effect on the date of this Opinion.

Based on and subject to the foregoing, we are of the opinion that:

1.	Sichuan Shanyou has been duly incorporated and is validly existing; all of the equity interests of Sichuan Shanyou are owned by Shan You International Group Limited (“Shanyou HK”). After due and reasonable inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge or any other security interest, option or any other third party right or interest, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of Sichuan Shanyou. The Articles of Association of Sichuan Shanyou and business license of Sichuan Shanyou comply with the requirements of applicable PRC Laws and are in full force and effect. Sichuan Shanyou was established on April 28, 2023 and its business license states that its registered capital is RMB1,000,000. None of the registered capital of Sichuan Shanyou has been contributed yet which is permitted under the Company Law of the PRC and in line with the Articles of Association of Sichuan Shanyou.

2.	Shanyou HVAC has been duly incorporated and is validly existing; all of the equity interests of Shanyou HVAC are owned by Sichuan Shanyou. After due and reasonable inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge or any other security interest, option or any other third party right or interest, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of Shanyou HVAC. The Articles of Association and business license of Shanyou HVAC comply with the requirements of applicable PRC Laws and are in full force and effect. Shanyou HVAC established on 3 June 2009 and its business license states that its current registered capital is RMB12,000,000. The registered capital has been fully contributed as of the date hereof.

3.	Based on our review of the Documents and to our best knowledge after due inquiry, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any share capital of, or direct interest in, any of the PRC Entities.

The ownership structure of Sichuan Shanyou and Shanyou HVAC complies with current PRC Laws. Shanyou HVAC was previously owned by two PRC individual shareholders, namely Ke Chen (陈柯) and Jinshan Yao (姚金山). On May 8, 2023, Sichuan Shanyou, ultimately owned by an unrelated foreign individual at the time of the acquisition, acquired 5% equity interests of Shanyou HVAC from Chen Ke (陈柯). On May 29, 2023, Sichuan Shanyou acquired the remaining 95% equity interests of Shanyou HVAC from Ke Chen (陈柯) and Jinshan Yao (姚金山).

On August 8, 2006, six PRC regulatory agencies, namely, the MOC, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (商务部关于外国投资者并购境内企业的规定, the “New M&A Rule”), which became effective on September 8, 2006 and were amended on June 22, 2009. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the provisions under the PRC Laws as of the date hereof, as (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings, such as the Offering of the Company under the Registration Statement, are subject to the New M&A Rule and (ii) at the time of acquisition of Shanyou HVAC by Sichuan Shanyou, Sichuan Shanyou was ultimately owned by an unrelated foreign individual and therefore, the acquisition was not an acquisition of a PRC domestic enterprise by an offshore special purpose vehicle, neither CSRC approval nor any other Governmental Authorization is required for the acquisition.

However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the PRC Governmental Authorities will ultimately take a view that is not contrary to our opinion stated above.

4.	After due and reasonable inquiries, business and operations of the PRC Entities comply in all material respects with the PRC Laws and no PRC Governmental Authorization, other than those already obtained, is required under the existing PRC Laws for its ownership structure, businesses and operations.

5.	On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) effective on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, directly (the “direct offerings”) and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies (the “indirect offerings”). An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures require the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC within three business days after the relevant application is submitted overseas regulatory authorities or stock exchanges.

As the PRC Entities accounted for more than 50% of the consolidated revenues, profit, total assets and net assets for the fiscal years ended September 30, 2022 and 2021, and the key components of the operations are carried out in the PRC, the Offering under the Registration Statement will be considered an indirect offering and is subject to the filing requirements under the Trial Measures.

6.	To our best knowledge after due inquiry, two individuals, namely Ke Chen (陈柯) and Jinshan Yao (姚金山), who are natural persons and PRC residents, have completed the initial registration required under the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“Circular 37”).

7.	There are no restrictions or limitations under PRC Laws on the ability of Sichuan Shanyou and Shanyou HVAC to declare and pay dividends to its equity holders, nor any restriction or limitation (including any PRC Governmental Authorizations from any PRC Governmental Authorities) on the ability of Sichuan Shanyou to convert such dividends into foreign currencies and remit such dividends out of the PRC to its equity holders, subject to the validity of Circular 37 (as defined above) registrations obtained on March 8, 2023, payment of applicable taxes and the contribution to a reserve fund, employee bonus and welfare fund under PRC Laws.

8.	After due inquiry, no labor dispute or complaint involving the employees of the PRC Entities exists or is imminent or threatened, except the dispute or complaint which would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). After due inquiry and pursuant to the documents and information provided by the PRC Entities, PRC Entities did not pay social insurance premium for all its employees on their actual salaries but pay on a lower basis and did not pay housing fund for all its employees. According to the relevant PRC laws and regulations, the social insurance premium collecting authority may order the relevant company to make up the difference of the under-payment and an overdue fine of 0.05% will also be imposed. If the relevant company still fails to make up the difference within the prescribed term, a penalty equal to one to three times of the outstanding amount will be imposed. For the none-payment of housing fund, the housing fund administration shall be entitled to order the relevant company to pay within prescribed term.

9.	After due inquiry, neither Sichuan Shanyou nor Shanyou HVAC is delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by Sichuan Shanyou or by Shanyou HVAC of any applicable PRC tax law or regulation. Neither Sichuan Shanyou nor Shanyou HVAC will have any material PRC tax liability as a result of the Offering that has not been disclosed in Registration Statement.

10.	As there is no unified and complete enquiry system of litigation or other legal proceedings in the PRC, we cannot independently investigate the legal proceedings against the PRC Entities. Based on public available information and after due inquiry, there is no civil, or administrative proceedings in progress or pending in the PRC to which the Company, Sichuan Shanyou or Shanyou HVAC is a party or of which any property of the Company, Sichuan Shanyou or Shanyou HVAC is the subject which has a Material Adverse Effect on the Company, Sichuan Shanyou or Shanyou HVAC and there are no governmental proceedings involving the Company, Sichuan Shanyou or Shanyou HVAC. As used in this Opinion, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and the PRC Entities, taken as a whole.

11.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

12.	According to the Regulations on Safety Production Management of Construction Projects (effective from 1 February 2004), under the circumstance that the contracting party subcontracts construction works to other parties, the rights and obligations in respect of safety production shall be specified in the subcontracts. The contracting and subcontracting parties bear joint and several liability for safety production for the subcontracted works.

13.	After due inquiry and based on the Documents we have reviewed, neither Sichuan Shanyou nor Shanyou HVAC has taken any corporate action, nor does it have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the PRC Governmental Authorizations.

14.	Based on our understanding of the current PRC Laws after due and reasonable inquiry, we believe: (i) Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision) does not prohibit the Company from using cash generated from one subsidiary to fund another subsidiary’s operations; (ii) neither the Company nor any of its PRC Entities is among the “operators of critical information infrastructure” or “online platform operators” as defined by the Measures for Cybersecurity Review (2021 version) which was promulgated and took effect on February 15, 2022; (iii) neither the Company nor any of its PRC Entities is directly subject to the regulatory actions or statements which the PRC Governmental Authorities initiated recently on securities market, cybersecurity review and anti-monopoly enforcement, as the Company and its PRC Entities have not implemented any monopolistic behavior and their business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry; and (iv) other than those requisite permissions that the Company’s PRC Entities have obtained for a domestic company in China to engage in the similar businesses, neither the Company nor any of its PRC Entities is required to obtain any permission from any PRC Governmental Authorities, including, without limitation, the CSRC and the Cyberspace Administration of China, to conduct its operations and the Offering (including offering securities to foreign investors). However, since the Measures for Cybersecurity Review was recently adopted, and there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC Laws, overseas securities offerings and other capital markets activities, and there can be no assurance that the PRC Governmental Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

15.	The statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” “Use of Proceeds,” “Corporate History and Structure,” “Business,” “Regulation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Taxation,” and “Legal Matters” and elsewhere, insofar as such statements constitute summaries or interpretations of the PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Laws, fairly and accurately summarize or interpret the PRC Laws, legal matters or governmental or regulatory proceedings or contracts or other documents governed by PRC Laws referred to therein in all material aspects nothing has been omitted from such statements which would make the same misleading in all material aspects.

16.	The statements set forth in the Registration Statement under the heading “Taxation — People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

In the course of acting as counsel to the Company in connection with the preparation by the Company of the Registration Statement, we reviewed the Registration Statement and participated in conferences and telephone conversations with officers and other representatives of the Company and PRC Entities, the registered public accounting firms for the Company, during which conferences and conversations the contents of the Registration Statement, and related matters were discussed. We also reviewed and relied upon certain corporate records and documents, letter from other counsel and accountants and oral and written statements of officers and other representatives of the Company and PRC Entities and others as to the existence and consequence of certain factual and other matters. Based on our participation, review and reliance as described above, nothing has come to our attention that would cause us to believe that (i) the Registration Statement (with respect to PRC Laws, legal matters or governmental and regulatory proceedings or contracts or other documents governed by PRC Laws) as of the date of this Opinion contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

This Opinion is subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Law affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, interests of the PRC national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation, and (iv) the discretion of any competent PRC Governmental Authorities in exercising their authority in the PRC.

In rendering such opinion, we have relied with your permission, as to matters of fact, to the extent proper, on certificates and written statements of responsible officers of the Company, Sichuan Shanyou and Shanyou HVAC and certificates or other written statements of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of the Company and the PRC Entities.

This Opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Execution Page

This Legal Opinion Letter is issued by Yuan Tai Law Offices on 7 November 2023.

Yours faithfully

/s/ Yuan Tai Law Offices

Yuan Tai Law Offices